Exhibit 10.54

September 21, 2006

Hewitt Associates LLC

100 Half Day Road

Lincolnshire, Illinois 60069

Attn:	C. Lawrence Connolly III

Re:	Third Amendment (“Amendment”) and Waiver to the Loan Agreement dated October 1, 2005 (all prior Amendments, this Amendment, and the Loan Agreement together called the “Agreement”)

Dear Mr. Connolly:

In reference to the Agreement between Union Bank of California, N.A. (“Bank”) and Hewitt Associates L.L.C. (“Borrower”), the Bank and Borrower desire to amend the Agreement. In addition, Borrower has requested a certain waiver from Bank as described below. Capitalized terms used herein, which are not otherwise defined, shall have the meaning given them in the Agreement.

Amendment to the Agreement:

The definition of EBITDA in Section 4.6 Interest Coverage Ratio of the Agreement is hereby deleted in its entirety and replaced with the following:

“EBITDA” means, with reference to any period, net income for such period plus all amounts deducted in arriving at such net income amount in respect of (i) interest expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of Guarantor and its subsidiaries, but excluding from such amount any gains on sales of assets recognized during such period plus (iv) one-time non-cash charges actually incurred as of the fiscal quarter ended June 30, 2006, in an aggregate amount not to exceed $248,900,000. The one-time non-cash charges incurred as of the fiscal quarter ended June 30, 2006 are as follows: (i) goodwill of $ 172,000,000; (ii) loss reserves of $69,800,000; and (iii) asset impairments of $7,100,000; totaling $248,900,000.

Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall not be a waiver of any existing or failure default or breach of a condition or covenant unless specified herein. This Amendment shall become effective when the Bank shall have received the acknowledgment copy of this Amendment executed by the Borrower.

Waiver to the Agreement:

Bank hereby waives Borrower’s breach of Section 4.6 and Section 4.7 of the Agreement occurring prior to October 3, 2006. Any further breach of these sections is not waived.

Except as waived hereby, the Agreement shall remain unaltered and in full force and effect. This letter shall not be a waiver of any existing or future default or breach of a covenant unless specified herein.

Very truly yours,
UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Matthew Pielert
Matthew Pielert, Vice President

Agreed and Accepted to this 29th day of September 2006.
Hewitt Associates L.L.C.

By:	/s/ C. Lawrence Connolly III
C. Lawrence Connolly III
Authorized Representative

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